Exhibit 10.3

APTARGROUP, INC.
2016 RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR DIRECTORS

AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants ____________ (the “Director”) as of ____________ (the “Grant Date”), pursuant to the provisions of the AptarGroup, Inc. 2016 Equity Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) of ___________  restricted stock units, upon and subject to the restrictions, terms and conditions set forth in this 2016 Restricted Stock Unit Award Agreement (this “Agreement”).  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.         Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Director shall accept this Agreement by executing it in the space provided below and returning it to the Company.

2.         Restriction Period and Vesting.

(a)       Subject to Sections 2(b), (c) and (d), the Award shall vest in its entirety on the day immediately preceding the date of the Company’s 2017 annual meeting of stockholders (the “Vesting Date”), provided that the Director continues service as a director of the Company until the Vesting Date (the period until the Award vests, and during which restrictions apply, the “Restriction Period”).

(b)       If the Director ceases to be a director of the Company prior to the Vesting Date by reason of permanent disability or death, the Award shall become fully vested as of the date of the Director’s permanent disability or death, as the case may be.  For purposes of this Agreement, “permanent disability” shall mean the inability of the Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Committee.

(c)       If the Director ceases to be a director of the Company prior to the Vesting Date for any reason other than permanent disability or death, the Award shall be forfeited and cancelled by the Company.

(d)       (1)         In the event of a Change in Control, the Award shall immediately vest in full.

(2)         In the event of a Change in Control pursuant to paragraph (3) or (4) of Appendix A to the Plan, the Board of Directors (as constituted prior to such Change in Control) may, in its discretion (subject to existing contractual arrangements):

(i)        require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the

Shares (as defined in Section 3) issuable pursuant to the Award, as determined by the Board of Directors; and/or

(ii)       require the Award, in whole or in part, to be surrendered to the Company by the Director and to be immediately cancelled by the Company, and provide for the Director to receive a cash payment in an amount not less than the amount determined by multiplying the number of restricted stock units subject to the Award immediately prior to such cancellation (but after giving effect to any adjustment pursuant to Section 7(b) of the Plan in respect of any transaction that gives rise to such Change in Control), by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place.

(3)         The Company may, but is not required to, cooperate with the Director to assure that any substitution or cash payment to the Director in accordance with the foregoing is made in compliance with Section 16 of the Exchange Act and the rules and regulations thereunder.

3.         Conversion of Restricted Stock Units and Issuance of Shares.  Upon the vesting of the Award in accordance with Section 2 hereof, one share of Common Stock shall be issuable for each restricted stock unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement.  Thereafter, the Company will transfer such Shares to the Director in accordance with the provisions hereof.  No fractional shares shall be issued under this Agreement.

4.         Termination of Award.  In the event that the Director shall forfeit the restricted stock units subject to the Award, the Director shall promptly return this Agreement to the Company for cancellation.  Such cancellation shall be effective regardless of whether the Director returns this Agreement.

5.         Additional Terms and Conditions of Award.

(a)        Nontransferability of Award.  During the Restriction Period, the restricted stock units subject to the Award may not be transferred by the Director other than by will, the laws of descent and distribution or pursuant to the beneficiary designation form attached hereto as Appendix A or in such other form approved by the Company from time to time.  Except as permitted by the foregoing, during the Restriction Period, the restricted stock units subject to the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any such attempted sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition, the Award and all rights hereunder shall be null and void.

(b)        Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the restricted stock units or the delivery of the Shares hereunder, the Shares subject to the

Award may not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

(c)        Delivery of Certificates.  Subject to Section 5(b) hereof, within 30 days following the vesting of the Award, the Company shall issue or cause to be issued in the Director’s name (or such other name as is acceptable to the Company and designated in writing by the Director) the vested Shares.  Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance.

(d)        Rights as a Stockholder.  Prior to the settlement of the Award, the Director shall have no rights as a stockholder of the Company with respect to the shares of Common Stock underlying the restricted stock units subject to the Award.  During the Restriction Period, the Director shall not be entitled to voting rights, or rights with respect to dividends or dividend equivalents, with respect to the restricted stock units subject to the Award.

(e)        Award Confers No Rights to Continue to Serve as a Director.  In no event shall the granting of the Award or its acceptance by the Director give or be deemed to give the Director any right to continue to serve, to be elected or reelected to serve or to be nominated to serve as a director of the Company.

(f)         Decisions of Board or Committee.  The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

(g)        Company to Reserve Shares.  The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, shares of Common Stock equal to the full number of unvested restricted stock units subject to the Award from time to time.

(h)        Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 7(b) thereof), and shall be interpreted in accordance therewith.  The Director hereby acknowledges receipt of a copy of the Plan.

(i)         Section 409A.  This Award is intended to be exempt from Section 409A of the Code as a short-term deferral, pursuant to Treasury regulation Section 1.409A-1(b)(4), to the maximum extent possible, and this Agreement shall be interpreted and construed consistent with that intent and in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code.  The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to Section 409A of the Code.  Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Director due to any failure to comply with Section 409A of the Code.

6.         Miscellaneous Provisions.

(a)        Meaning of Certain Terms.  As used herein, the term “vest” shall mean no longer subject to forfeiture.

(b)        Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Director, acquire any rights hereunder in accordance with this Agreement or the Plan.

(c)        Notices.  All notices, requests or other communications provided for in this Agreement shall be made in writing by (1) actual delivery to the party entitled thereto, (2) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (3) telecopy with confirmation of receipt.  The notice, request or other communication shall be deemed to be received, in the case of actual delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing, on the tenth calendar day following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt; provided,  however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

(d)        Governing Law.  This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

(e)        Counterparts.  This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

APTARGROUP, INC.

By:
Title:

Accepted this ________ day of
___________, 20__

Director

Appendix A
to AptarGroup, Inc.
Restricted Stock Unit Award
Agreement for Directors

APTARGROUP, INC.

2016 Equity Incentive Plan

2016 Restricted Stock Unit Award Agreement

BENEFICIARY DESIGNATION FORM

You may designate a primary beneficiary and a secondary beneficiary with respect to your 2016 Restricted Stock Unit Award Agreement.  You can name more than one person as a primary or secondary beneficiary.  For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries.  Your secondary beneficiary(ies) will receive nothing if any of your primary beneficiaries survive you.  All primary beneficiaries will share equally unless you indicate otherwise.  The same rule applies for secondary beneficiaries.

Designate Your Beneficiary(ies):

Primary Beneficiary(ies):

Secondary Beneficiary(ies):

I certify that my designation of beneficiary set forth above is my free act and deed.

Name of Director	Director’s Signature
(Please Print)

Date